[Chapman and Cutler LLP Letterhead]


                                     December 22, 2003

Integrity Managed Portfolios
1 North Main
Minot, North Dakota 58703

                   Re:          Integrity Managed Portfolios
                       (formerly known as Ranson Managed Portfolios)

Gentlemen:

   We have served as counsel for the Integrity Managed Portfolios (the "Fund"), which proposes to offer and sell shares of beneficial interest of the series of the Fund designated the Kansas Municipal Fund, the Kansas Insured Intermediate Fund, the Maine Municipal Fund, the Nebraska Municipal Fund, the New Hampshire Municipal Fund and the Oklahoma Municipal Fund (collectively, the "Shares") in the manner and on the terms set forth in its Post-Effective Amendment No. 50 (the "Amendment") to its Registration Statement to be filed on or about December 22, 2003 with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended.

   In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth, including the Fund's Declaration of Trust, Bylaws, Designation of Series, Registration Statement, actions of the Fund's Board of Trustees at its organizational meetings and a certificate executed by an appropriate officer of the Fund certifying and attaching copies of the Fund's Declaration of Trust, Bylaws, Designation of Series and certain actions of the Board of Trustees of the Fund authorizing the issuance of Shares.

   In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

   Based upon the foregoing, we are of the opinion that:

   The Shares of the Fund may be legally and validly issued from time to time in accordance with the Fund's Declaration of Trust dated August 10, 1990, as amended and currently in effect; the Fund's Bylaws; the Fund's Designation of Series and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of a purchase price of not less than the net asset value per share and such Shares, when so issued and sold, will be legally issued, fully paid and non-assessable, except that as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

   We hereby consent to the filing of this opinion as an exhibit to the Amendment (File No. 33-36324) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Amendment.

                                        Respectfully submitted,


                                        Chapman and Cutler LLP